FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS SECOND QUARTER 2009 RESULTS

CRANBURY, New Jersey – (August 3, 2009) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading specialty phosphates producer in North America, today announced its financial results for the second quarter 2009.

Second Quarter Results

  Net sales for the second quarter 2009 were $166.8 million, a decrease of $97.2 million, or 36.8%, as compared to $264.0 million for the same period in 2008. Selling price increases had a positive effect on revenue of $4.9 million or 1.9% as increases in all product lines in the United States and Canada exceeded decreases in STPP & Other Products and Purified Phosphoric Acid in Mexico. The effects of volume and mix on revenue were negative $102.1 million, or 38.7%, which occurred across all product lines and all reporting segments.

  Operating income for the second quarter 2009 was $31.4 million, a decrease of $58.6 million, or 65.1%, versus $90.0 million for the comparable period in 2008. Due to lower operating rates in Mexico, the 2009 second quarter results included charges of $2.5 million for anticipated unfulfilled contractual natural gas purchase commitments expiring in December 2009 and $1.6 million of Mexico workforce reduction charges. The 2009 second quarter results also included a $1.8 million inventory write-down on granular triple super-phosphate (GTSP) fertilizer co-product.
  Included in the 2008 second quarter results were favorable $6.6 million of pricing settlements that were applicable to the 2008 first quarter volumes, $3.6 million of gross profit from one GTSP export shipment delayed from March into April due to a customer’s ocean shipping logistics issues, $1.3 million expense for a scheduled Geismar, LA plant maintenance outage and $1.3 million asset impairment expense for two obsolete production units.

  Depreciation and amortization for the second quarter 2009, excluding deferred financing amortization expense, was $12.3 million, a decrease of $2.3 million compared to $14.6 million for the second quarter of 2008.

  Net interest expense for the second quarter 2009, including deferred financing amortization expense, was $3.6 million, a decrease of $4.8 million versus $8.4 million for the comparable period in 2008. Included in the 2009 second quarter results was a $3.5 million gain for the retirement of $10.0 million of Innophos Holdings, Inc. senior unsecured notes.

  Tax expense for the second quarter 2009 was $10.7 million, a decrease of $12.0 million versus $22.7 million for the comparable period in 2008.

  Net income for the second quarter 2009 was $17.6 million, a decrease of $41.7 million compared to $59.3 million for the same period in 2008.

  Diluted earnings per share for the second quarter 2009 were $0.81 compared to $2.74 for the second quarter of 2008.

  As of June 30, 2009, Innophos had $93.7 million of cash and cash equivalents. Net debt at the end of the second quarter 2009 was $152.3 million, a decrease of $39.3 million from $191.6 million at March 31, 2009. There were no borrowings under the Company’s new $65.0 million revolving credit line as of June 30, 2009. Capital expenditures for the second quarter 2009 were $4.6 million compared to $5.2 million for the second quarter 2008.

Randy Gress, CEO of Innophos, commented on the results, “Even though U.S. and Canada volumes increased 7.7% from the first quarter 2009, and Specialty Salts and Specialty Acids increased 9.6% across the Company, year over year revenues were down in the second quarter. The lower volumes reflect the continuing recession, limited reformulation, increased competitive pressure and our inability to respond in certain instances because of the current rock cost for Mexico. While we experienced increases in raw material costs this quarter, we were able to maintain nearly breakeven operations in Mexico under competitive pricing and lower demand conditions. Through more flexible sourcing and manufacturing, we have continued to optimize our cost positions across our system. We are continuing to run the overall business profitably despite the downside of the fertilizer market cycle and its effects upon our raw material supply.”

Segment Results 2Q 2009 Versus 2Q 2008

United States

  Year on year quarterly net sales decreased 1.6% as higher prices across all product lines did not fully offset lower volume and mix effects on revenue across all product lines.

  Operating income increased by $15.5 million from $13.1 million in the second quarter of 2008 to $28.6 million in the second quarter 2009. This improvement was driven by higher selling prices and lower manufacturing expenses which exceeded the effects of higher raw material costs and unfavorable sales volume and mix. The lower second quarter 2009 manufacturing expenses were due to 2008 expenses of $1.3 million for a scheduled Geismar, LA plant maintenance outage and $1.3 million asset impairment for two obsolete production units.

Mexico

  Net sales decreased 71.3% versus the second quarter 2008 due to lower volume and mix effects on revenue across all product lines and lower prices in STPP & Other Products and Purified Phosphoric Acid.

  Operating income decreased by $77.2 million, from $75.5 million in the second quarter 2008 to a loss of $1.7 million in the second quarter 2009, as a result of lower sales volumes and selling prices. Due to lower operating rates, the 2009 second quarter results included charges of $2.5 million for anticipated unfulfilled contractual natural gas purchase commitments expiring in December 2009 and $1.6 million of Mexico workforce reduction charges. The 2009 second quarter results also included a $1.8 million inventory write-down on GTSP. Included in the 2008 second quarter results were favorable $6.6 million of pricing settlements that were applicable to the 2008 first quarter volumes and $3.6 million of gross profit from one GTSP export shipment delayed from March into April due to a customer’s ocean shipping logistics issues.

Canada

  Net sales increased 29.9% versus the same quarter in 2008 due to higher selling prices across all product lines which exceeded lower volume and mix effects on revenue in Purified Phosphoric Acid and STPP & Other Products.

  Operating income increased by $3.1 million from $1.4 million in 2008 to $4.5 million in 2009 due to higher selling prices which exceeded the effects of higher raw material costs and unfavorable sales volume and mix.

Business Outlook

On a sequential basis, management currently expects that third quarter 2009 volumes, excluding GTSP fertilizer sales, could increase 5% to10% from those experienced in the second quarter 2009. The Company expects its third quarter 2009 raw material cost structure on a constant volume and mix basis to be $5 to $7 million higher than the second quarter 2009 due to higher phosphate rock and phosphoric acid costs in Mexico and the mix of phosphoric acid supply in the United States and Canada. Approximately half of this increased cost will be offset by lower restructured fixed costs.

Looking beyond the third quarter 2009, overall volumes are uncertain and dependent on the depth and length of the recession and overall competitive intensity. Selling prices are expected to trend down throughout the year, but cost structure for the fourth quarter 2009 is expected to remain relatively stable with the third quarter 2009 on a constant volume and mix basis.

Management now expects the Coatzacoalcos, Mexico complex to operate for the full year 2009 at significantly reduced levels from earlier expectations due to continued reduced fertilizer demand, increased competitive pressure, largely from China, and the inability to respond in certain instances because of the current rock cost for Mexico. As previously reported, Innophos has been in arbitration with its phosphate rock supplier, OCP, S.A., over rock prices for 2008 and 2009. Among other things, Innophos has claimed in the arbitration that OCP’s pricing actions breached the supply agreement between the parties and damaged the Company. To support its duty of mitigating the claimed damage, the Company is, among other things, buying fertilizer grade acid (“MGA”) to operate its Coatzacoalcos site.

On July 17, 2009, OCP added counterclaims asserting Innophos’ Mexican subsidiary had breached the phosphate rock exclusivity provision in the agreement by purchasing MGA for processing, breached an implied minimum purchase obligation, and improperly reduced its orders in violation of law.

Management believes the more likely outcome of the pricing issues currently before the arbitrators will be 2008 and 2009 rock prices below the interim prices paid for those years, and that, in light of the state of the record in the proceeding and the quantity of phosphate rock purchased, the range of the contingent liability of having to pay more than the 2008 and 2009 interim prices is up to $7.5 million. Innophos’ subsidiary will defend against the counterclaims vigorously and assert multiple defenses that management believes will dispose of the claims in Innophos’ favor. Although management has determined that contingent liabilities related to the counterclaims require no amounts to be accrued at this time, if the claims were determined adversely to its subsidiary, it is possible they could have a material adverse effect on Innophos’ results of operations or financial condition.

Randy Gress continued, “We have taken a number of actions to deal with a very challenging environment. We have reduced employee costs through headcount reductions and reduced operations. We are reducing the amount of high cost rock we are purchasing by bringing in MGA to convert to purified phosphoric acid. Finally, we are investing in the future to improve the flexibility of the Mexican manufacturing network to increase the capability and capacity for food grade products.”

The Company is investing to grow its food, beverage and pharmaceutical phosphate business, especially geographically, and also to diversify its raw material supply long term. Projects are underway in the U.S. to debottleneck and increase production capabilities of various specialty salts. Additionally, in conjunction with the investment in the Coatzacoalcos facility to more than double its existing food grade purified phosphoric acid capacity by the first quarter 2010, the site personnel have conducted successful production tests of several additional food grade salts to enable a shift in focus from detergency to the multiple food market segments served by salts and acid. In addition, evaluation efforts are continuing according to plan on the Baja California Sur, Mexico phosphate mineral rights concessions.

In order to maintain its position as the most reliable specialty phosphates supplier to its customers, the Company has also recently launched an enterprise resource planning (“ERP”) system and business process redesign project to upgrade its technology. Future expenditures on the ERP project are expected to total approximately $18 to $21 million by the end of 2010, with approximately two-thirds of the amount as capital expenditures and one-third as operating expense.

Management continues to project total 2009 capital expenditures to approximate $30 million.

Legal Update

As previously reported, Innophos’ Mexican subsidiary has been contesting fresh water tax assessments for 1998 to 2002 of approximately $25 million (plus interest) sought to be collected by the Mexican National Waters Commission, or CNA. The case was up on a second appeal by the agency from the Mexican tax court that had previously ruled in Innophos’ favor. On July 31, 2009, Mexican counsel advised that the case was being remanded again by the intermediate appellate court to the tax court, either to address CNA’s arguments or for further proceedings on numerous remaining defenses asserted by our subsidiary. Due to the summer court holiday in Mexico, the full appellate decision is not expected to be available for a number of weeks. Nevertheless, in the event of a liability for the assessment in question, Innophos has obtained a final judgment in the

New York State courts that it is entitled to full indemnity from Rhodia, S.A. from whom Innophos acquired the Mexican subsidiary in 2004. Management has not changed its view that an accrual is not required.

About Innophos Holdings, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels. Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications. Innophos' market-leading positions derive from its experience and dedication to customer service and innovation. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). ’IPHS-G’

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow

Innophos Holdings, Inc.	Breakstone Group
Investor Relations: (609) 366-1299	Maura Gedid
investor.relations@innophos.com	646-452-2335
Conference Call Details

The conference call is scheduled for Tuesday, August 4, 2009 at 10:00 am ET and can be accessed by dialing 888-713-4205 (U.S.) or 617-213-4862 (international) and entering passcode 74063199. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 12:00 pm ET on August 4 and 1:00 pm ET on August 18, 2009. The replay is accessible by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 83500220.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon second-party suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Second Quarter

     INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES Condensed Consolidated Statement of Operations (Unaudited) (Dollars In thousands, except per share amounts or share amounts)

	Three months ended	Three months ended
	June 30,	June 30,
	2009	2008
Net sales	$166,766	$264,000
Cost of goods sold	117,371	156,135
Gross profit	49,395	107,865

Operating expenses:
Selling, general and administrative	17,427	17,363
Research & development expenses	533	551

Total operating expenses	17,960	17,914

Operating income	31,435	89,951
Interest expense, net	3,612	8,443
Foreign exchange gain	(690)	(294)
Other loss (income), net	208	(158)
Income before income taxes	28,305	81,960
Provision for income taxes	10,696	22,673

Net income	$17,609	$59,287

Diluted Earnings Per Share	$0.81	$2.74

Diluted weighted average common shares outstanding:	21,852,810	21,638,546

Dividends paid per share of common stock	$0.17	$0.17

Dividends declared per share of common stock	$0.17	$0.17

Segment Reporting – Second Quarter

The company reports its operations in three segments—United States, Mexico and Canada, each of which sells the entire portfolio of products. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. The following table sets forth the historical results of these indicators by segment:

	Three months ended	Three months ended
	June 30,	June 30,
			Net Sales %
	2009	2008	Change
Segment Net Sales
United States	$115,594	$117,427	(1.6%)
Mexico	39,422	137,527	(71.3%)
Canada	11,750	9,046	29.9%

Total	$166,766	$264,000	(36.8%)

Segment Operating Income
United States	$28,615	$13,057
Mexico	(1,697)	75,526
Canada	4,517	1,368

Total	$31,435	$89,951

Segment Operating Income % of net sales
United States	24.8%	11.1%
Mexico	(4.3%)	54.9%
Canada	38.4%	15.1%

Price / Volume – Second Quarter

The Company calculates pure selling price dollar variances as the selling price for the current period minus the selling price for the prior period, and then multiplies the resulting selling price difference by the prior period volume. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume/mix variance is calculated as the total sales variance minus the selling price variance.

The following table illustrates for the three months ended June 30, 2009 the percentage changes in net sales by reportable segment compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
United States	42.3%	(43.9%)	(1.6%)
Canada	45.9%	(16.0%)	29.9%
Mexico	(35.5%)	(35.8%)	(71.3%)

The following table illustrates for the three months ended June 30, 2009 the percentage changes in net sales by major product lines compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
Purified Phosphoric Acid	4.3%	(60.5%)	(56.2%)
Specialty Salts and Specialty Acids	36.5%	(35.1%)	1.4%
STPP & Other Products	(44.3%)	(26.2%)	(70.5%)

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)
	Six months ended	Six months ended
	June 30,	June 30,
	2009	2008
Cash flows from operating activities
Net income	$47,853	$68,543
Adjustments to reconcile net income to net cash provided
from operating activities:
Depreciation and amortization	23,849	27,139
Amortization of deferred financing charges	2,269	1,365
Deferred income tax provision (benefit)	3,473	(1,351)
Deferred profit sharing	(230)	462
Share-based compensation	1,219	1,453
Gain on retirement of bonds	(3,500)	-
Changes in assets and liabilities:
Increase in restricted cash	(1,748)	-
Decrease (increase) in accounts receivable	12,567	(43,235)
Decrease (increase) in inventories	31,243	(25,570)
Decrease (increase) in other current assets	1,187	(1,600)
Decrease in accounts payable	(6,812)	(567)
Increase in other current liabilities	4,615	18,051
Changes in other long-term assets and liabilities	674	(482)
Net cash provided from operating activities	116,659	44,208
Cash flows from investing activities:
Capital expenditures	(7,640)	(9,267)

Net cash used for investing activities	(7,640)	(9,267)
Cash flows from financing activities:
Proceeds from exercise of stock options	576	48
Principal repayment of senior unsecured notes	(6,500)	-
Principal payments of term-loan	(126,500)	(1,000)
Revolver borrowing, net	-	10,000
Deferred financing costs	(1,050)	-
Excess tax benefits from exercise of stock options	2	-
Dividends paid	(7,201)	(7,100)
Net cash (used for) provided from financing activities…	(140,673)	1,948
Net change in cash	(31,654)	36,889
Cash and cash equivalents at beginning of period	125,328	15,661

Cash and cash equivalents at end of period	$93,674	$52,550

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$93,674	$125,328
Restricted cash	1,748	-
Accounts receivable - trade	66,974	79,541
Inventories	114,067	145,310
Other current assets	38,997	40,184

Total current assets	315,460	390,363

Property, plant and equipment, net	216,534	230,422
Goodwill	51,706	51,706
Intangibles and other assets, net	53,986	55,713
Total assets	$637,686	$728,204

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$-	$72,613
Accounts payable, trade and other	19,547	26,359
Other current liabilities	49,131	44,482

Total current liabilities	68,678	143,454
Long-term debt	246,000	309,887
Other long-term liabilities	37,889	32,103
Total liabilities	352,567	485,444

Total stockholders' equity	285,119	242,760
Total liabilities and stockholders' equity	$637,686	$728,204

Additional Information

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total debt less cash and cash equivalents.